EXHIBIT 99.1
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JONES LANG LASALLE                              NEWS RELEASE


FOR IMMEDIATE RELEASE                           200 East Randolph Drive
                                                Chicago Illinois 60601

                                                22 Hanover Square
                                                London W1A 2BN
Contact:    Bill Sullivan
Company:    Jones Lang LaSalle
Phone:      +44 (0)207 399 5252 or
            +1 312 228 2685


                    JONES LANG LASALLE INCORPORATED TO
                  OFFER EURO 165 MILLION IN SENIOR NOTES

CHICAGO, JUNE 30, 2000 -- Jones Lang LaSalle Incorporated announced today that it intends to commence an offering of Euro 165,000,000 in Senior Notes due 2007. The terms of the offering, which is to be made to non-U.S. persons and qualified institutional buyers through a newly formed indirect wholly owned subsidiary, Jones Lang LaSalle B.V., have not been finalized. Jones Lang LaSalle intends to use the net proceeds of the offering to repay indebtedness under the term portion of its credit facility.

The securities will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Jones Lang LaSalle is one of the world's leading real estate services and investment management firms, operating across approximately 100 key markets on five continents. Its core businesses include investment management, property and corporate facility management and transaction services.


CERTAIN REGULATORY MATTERS RELATED TO THE NETHERLANDS
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      The offer and the sale of the securities is not prohibited under
Section 3(1) of the Supervision of Securities Trade Act of 1995 in reliance upon the exemption provided by Section 6 of the Dutch Exemption Regulation under the Supervision of Securities Trade Act of 1995 (the "Euro Securities Exemption").

The Euro Securities Exemption is applicable if the following requirements are met:

 .     the notes are purchased and placed by the placement agents of which at least two are resident in different member states of the European Economic Area;

 .     at least 60% of the notes are placed by the placement agents resident in a state other than the state of residency of the issuer;

 .     the notes can initially only be purchased from or be subscribed to through banks or other financial institutions; and

 .     the issuer or the placement agents shall not engage in a general advertising or sales campaign (algemene reclamecampagne of colportagecampagne), within the meaning of the Dutch Exemption Regulation under the Supervision of Securities Trade Act of 1995, worldwide with respect to the notes.

      The notes may only be issued and transferred to professional investors within the meaning of the Dutch Act on the Supervision of the Credit System 1992 and the rules and regulations promulgated thereunder.

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